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                                                                    EXHIBIT 11.1

                   American Software, Inc. And Subsidiaries

            Statements Re: Computation of Per Share Earnings (Loss)

                                                         Year ended April 30,
                                              -----------------------------------------
                                                 1995            1994           1993
                                                 ----            ----           ----

Common shares:
Weighted average common shares
 outstanding:
  Class A shares.........................     17,477,410      17,474,604      17,577,766
  Class B shares.........................      4,840,489       4,849,654       4,935,558
                                             --------------------------------------------

    Subtotals............................     22,317,899      22,324,258      22,513,324

Dilutive effect of outstanding Class A
  common stock options (as determined by
  the application of the treasury stock
  method using the average market price
  for the period)........................             --              --         195,636
                                             ------------    ------------    ------------

    Totals...............................     22,317,899      22,324,258      22,708,960
                                             ============    ============    ============

Net earnings (loss)......................    $(6,689,162)    $(6,588,022)    $ 5,109,741
                                             ============    ============    ============

Net earnings (loss) per common and common
 equivalent share........................    $      (.30)    $      (.30)    $       .23
                                             ============    ============    ============
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